Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 16, 2009 with respect to the consolidated financial statements of Unify Corporation appearing in the 2009 Annual Report on Form 10-K of Unify Corporation for the year ended April 30, 2009, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Reno, Nevada
August 31, 2009